UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑ Filed by the registrant	☐ Filed by a party other than the registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

POTBELLY CORPORATION

(Name of registrant as specified in its charter)

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March 25, 2014

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on May 15, 2014. We will hold the meeting at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018. Details of the business to be conducted at the Annual Meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice Regarding Availability of Proxy Materials that was sent to you.

Sincerely,

Aylwin Lewis

Chairman of the Board and Chief Executive Officer

POTBELLY CORPORATION

222 MERCHANDISE MART PLAZA

23RD FLOOR

CHICAGO, ILLINOIS 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2014

To our Stockholders:

The 2014 Annual Meeting of Stockholders of Potbelly Corporation will be held on May 15, 2014, at 8:00 a.m. Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018 for the following purposes:

1.	To elect Peter Bassi, Marla Gottschalk and Aylwin Lewis as Class I directors to serve for a term of three years or until their successors are duly elected or appointed and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2014; and

3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has set the close of business on March 19, 2014 as the record date for determining Stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Stockholders as of the record date will be available for inspection by Stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Stockholders at the Annual Meeting.

All Stockholders are cordially invited to attend the Annual Meeting in person. EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 15, 2014: the Proxy Statement and Annual Report to Stockholders are Available at www.proxyvote.com.

By order of the Board of Directors,

Matthew Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 25, 2014

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

POTBELLY CORPORATION

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation, is using this proxy statement to solicit your proxy for use at our 2014 annual meeting of stockholders (the “Annual Meeting”). We are sending a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and making proxy materials available to stockholders (or, for those who request, a paper copy of this proxy statement and the form of proxy) on or about March 25, 2014, to our stockholders of record as of the close of business on March 19, 2014. References in this proxy statement to “Potbelly,” “company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 15, 2014

This proxy statement and our Annual Report for the year ended 2013, which includes our Annual Report on Form 10-K, are available on the Internet at www.proxyvote.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record as of the close of business on March 19, 2014. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-800-579-1639 or via email to sendmaterial@proxyvote.com.

Why am I receiving these materials?

Our Board of Directors is soliciting proxies for the 2014 Annual Meeting of Stockholders. On or about March 25, 2014, we expect to begin mailing these proxy materials to stockholders at the close of business on March 19, 2014, the record date. On the record date, there were 29,151,428 shares of our common stock outstanding.

Where and when is the Annual Meeting of Stockholders?

We will hold the Annual Meeting of Stockholders on Thursday, May 15, 2014, at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018.

What am I being asked to vote on at the meeting?

We are asking our stockholders to consider the following items:

•	the election of three nominees for director named in this proxy statement;

•	the ratification of the appointment of our independent registered public accounting firm; and

•	any other business properly introduced at the Annual Meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record;” and

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or in person.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting of Stockholders to be held on May 15, 2014. These officers are Aylwin Lewis and Matthew Revord.

How You Can Vote

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet - You may authorize your proxy online via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice Regarding the Availability of Proxy Materials or, if you have requested written proxy materials, the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 14, 2014.

•	By Telephone - You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 14, 2014.

•	By Mail - If you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

•	In Person - You may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your notice or proxy card showing your control number to the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares of common stock (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or nominee.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Your broker, bank or nominee will not vote your shares of stock on any matters unless you provide them instructions on how to vote your shares of stock. You should instruct your broker or nominee how to vote your shares of stock by following the directions provided by your broker or nominee. Alternatively, you may obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting. If you choose to vote at the meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and (iii) a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on March 19, 2014.

General. If you submit your proxy using any of the methods above, Aylwin Lewis or Matthew Revord will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all three nominees for director and “FOR” ratification of the appointment of our independent public accounting firm.

If any other matter is presented, your proxy will authorize Aylwin Lewis or Matthew Revord to vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this proxy statement.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again electronically after your original vote;

•	notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote in person at the Annual Meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential except in limited circumstances. Such limited circumstances include but are not limited to contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder’s written comments appear on a proxy or other voting material.

What “quorum” is required for the Annual Meeting?

In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For us, a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present or represented at a meeting.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1. Election of Directors	Plurality of votes cast	No
Proposal 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014	Majority of shares present in person or represented by proxy and entitled to vote	Yes

How are the voting results determined?

In the election of Class I Directors, your vote may be cast “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. The nominees receiving the largest number of “FOR” votes will be elected as directors, up to the maximum number of directors to be chosen for election. In the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, your vote may be cast “FOR,” “AGAINST” or “ABSTAIN” with respect to that proposal.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

If you are a record holder and you sign (including electronic confirmations in the case of Internet or telephone voting) your proxy card with no instructions on how to vote, your stock will be voted in accordance with the recommendations of the Board. If you are a beneficial owner and you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction card with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters (such as election of directors).

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote.

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of Class I directors. Broker non-votes will also have no direct effect on the outcome of the election of Class I directors. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants, abstentions have the effect of a vote against that proposal.

What are the fiscal year end dates?

This proxy statement provides information about the matters to be voted on at the 2014 Annual Meeting of Stockholders and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2012 or 2013 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2012 ended on December 30, 2012 and our fiscal year 2013 ended on December 29, 2013.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before May 21, 2014. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/financials.cfm, or by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Overview

All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Corporate Governance section of our Investor Relations website at www.potbelly.com. Information on our website does not constitute part of this proxy statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the company and its affiliates, including those related-party transactions contemplated by Item 404(a) of the SEC’s Regulation S-K. The Board of Directors must affirmatively determine that the director has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company, that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all directors except Aylwin Lewis, Vann Avedisian and Bryant Keil are “independent” as such term is defined by NASDAQ rules, corporate governance standards and the federal securities laws.

Our Board of Directors has evaluated independence for all directors in accordance with NASDAQ Rule 5605(a)(2) and, with respect to the members of the audit committee, NASDAQ Rule 5605(c)(2) and Rule 10A-3 of the Exchange Act and, with respect to the members of the compensation committee, NASDAQ Rule 5605(d)(2). The membership and responsibilities of each committee complies with the listing requirements of NASDAQ, except that Bryant Keil, who is not “independent” as defined under NASDAQ Rule 5605(a)(2), is a member of the nominating and corporate governance committee and Vann Avedisian, who is not “independent” as defined under NASDAQ Rule 5605(a)(2), is currently a member of the compensation committee and the audit committee.

We completed our initial public offering in October 2013 and, as a result, we have relied on the exemption provided in Section 10A-3(b)(1)(iv) of the Exchange Act. This exemption provides, in part, that a minority of the members of our audit committee may be exempt from the independence requirements of the Exchange Act for one year from the date of effectiveness of our initial registration statement. Accordingly, we expect our audit committee to be made up entirely of independent directors on or before October 9, 2014. We have determined that the fact that our audit committee is made up in the majority but not entirely of independent directors does not materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of the SEC and NASDAQ.

Under NASDAQ Rule 5615(b)(1), we are permitted to phase in our compliance with (a) the independent compensation committee requirements set forth in NASDAQ Rule 5605(d) and (b) the independent nominations committee requirements set forth in NASDAQ Rule 5605(e)(1)(b). Within one year from the date of our initial public offering, our compensation committee and our nominating and corporate governance committee will each consist entirely of independent directors.

Ethics Code of Conduct

We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at http://investors.potbelly.com/governance.cfm. We will disclose information regarding any amendment to or waiver from the provision of this code by posting it on the same portion of our website.

CORPORATE GOVERNANCE

Conflicts of Interest

Pursuant to our ethics code of conduct and related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board of Directors. See “Related Party Transactions.”

Structure of the Board of Directors

Our Board of Directors currently consists of eight members, comprised of Aylwin Lewis, Vann Avedisian, Peter Bassi, Gerald Gallagher, Dan Ginsberg, Marla Gottschalk, Bryant Keil and Dan Levitan. We are currently conducting a search for additional Board members. Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board.

Our Board is divided into three classes with staggered terms. Mr. Lewis, Mr. Bassi and Ms. Gottschalk are Class I directors with an initial term expiring at this 2014 Annual Meeting of Stockholders. The Class I directors are current nominees for election for a term expiring at our 2017 annual meeting of stockholders. Mr. Levitan and Mr. Avedisian serve as Class II directors with an initial term expiring at the 2015 annual meeting of stockholders. At such meeting, the Class II directors will be elected for a term expiring at our 2018 annual meeting of stockholders. Mr. Avedisian has chosen to stay on the Board for up to 18 months following the completion of our initial public offering which occurred in October 2013. Mr. Keil, Mr. Gallagher and Mr. Ginsberg serve as Class III directors with an initial term expiring at the 2016 annual meeting of stockholders. At such meeting, the Class III directors shall be elected for a term expiring at our 2018 annual meeting of stockholders. Mr. Keil has chosen to stay on the Board for up to two years following the completion of our initial public offering. At our 2018 annual stockholder meeting, our classified board structure will be phased out and, beginning at such meeting, all directors shall be elected for a term expiring at the next annual stockholder meeting.

Our amended and restated bylaws (our “Bylaws”) provide that directors may only be removed for cause. To remove a director for cause, 66-2/3% of the voting power of the outstanding voting stock must vote as a single class to remove the director at an annual or special meeting. Additionally, our certificate of incorporation provides that, if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

Board Leadership Structure

Mr. Lewis serves as both our Chief Executive Officer and our Chairman of the Board. Our Board of Directors has carefully considered its leadership structure and believes at this time that the company and its stockholders are best served by having one person serve both positions. We believe that combining the roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Mr. Lewis also is able to use the in-depth focus and perspective gained in his executive function to assist our Board of Directors in addressing both internal and external issues affecting the company.

Our Board of Directors determined as part of our corporate governance principles, and as required in our Bylaws, that the Board of Directors shall appoint one independent director to serve as lead independent director. Mr. Gallagher is our lead director and his responsibilities include presiding over periodic meetings of our independent directors and overseeing the function of our Board of Directors and committees. The Bylaws also provide that the chairperson of each of our committees will rotate at least once every three years. Our Board of Directors believes that these and other structural features provide for substantial independent oversight of the company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

CORPORATE GOVERNANCE

Director Biographies

The following is a list of our current directors, their ages as of December 31, 2013, their occupation during the last five years and certain other biographical information:

Aylwin Lewis, 59, has served as our Chief Executive Officer and President and a director since June 2008. From October 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of KMart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Starwood Hotels & Resorts Worldwide. Our Board of Directors believes Mr. Lewis’ qualifications to serve as a member of our Board include his role as Chief Executive Officer and President, his extensive experience in the restaurant industry and his leadership experience as an executive at publicly-traded companies in the restaurant and retail sectors.

Bryant Keil, 49, has been our Founding Chairman since June 2011 and a director since 1996. Mr. Keil acquired the original Potbelly store in 1996 and served as Chief Executive Officer from 1996 to 2008 and Chairman from 1996 to 2011. Mr. Keil is a 2007 Ernst & Young Entrepreneur of the Year award recipient, was named 2003 Illinois Restaurateur of the Year by the Illinois Restaurant Association and was named a Henry Crown Fellow, a part of the Aspen Institute, in 2007. Mr. Keil is the Co-Chairman of the board of the Chicagoland Entrepreneurial Center and he serves as a director of Vignette Beverage Company, The Field Museum of Natural History, Big Shoulders, and the Accelerate Institute. Our Board of Directors believes Mr. Keil’s qualifications to serve as a member of our Board include his extensive experience in the restaurant industry and his historical perspective of our business and strategy, including leading the expansion of Potbelly to over 200 locations.

Vann Avedisian, 49, has served as our director since September 2001. Mr. Avedisian is a Principal of Highgate Holdings, a fully integrated real estate investment firm that has acquired more than $7 billion of real estate assets. Mr. Avedisian serves on Highgate’s Investment Committee, oversees the firm’s capital markets activities and serves as an integral member of the investment platform. Prior to joining Highgate, Mr. Avedisian co-founded Oxford Capital Partners and directed the firm’s real estate principal investments with an aggregate value in excess of $1 billion. Mr. Avedisian currently serves on the Board of Trustees of the William Blair Mutual Funds where he serves on the Audit and Nominating and Governance Committees. Mr. Avedisian was a Vice President at LaSalle Partners and a Director and Stockholder of Citizens National Bank of Lake Geneva. Our Board of Directors believes Mr. Avedisian’s qualifications to serve as a member of our Board include his financial expertise, his knowledge of our business and his extensive experience in managing capital intensive operations, corporate finance and strategic advisory services.

Peter Bassi, 64, has served as our director since January 2009. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (“YRI”), the international division of Yum! Brands, Inc., where he served as President beginning in July 1997 and was in charge of YRI’s Asian business prior to that. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 and served in various assignments at Pepsi Cola International, Pizza Hut (U.S. and International), Frito Lay and Taco Bell. From 2002 to 2009, Mr. Bassi served on the board of The Pep Boys – Manny, Moe & Jack and from 2008 to 2010, he served on the board of El Pollo Loco, Inc. Mr. Bassi currently serves on the board of BJ’s Restaurants, Inc. and AmRest Holdings SE. Our Board of Directors believes Mr. Bassi’s qualifications to serve as a member of our Board include his extensive experience in the restaurant industry and his years of experience in his leadership roles as a director and executive officer.

Gerald Gallagher, 72, has served as our director since November 2007. Mr. Gallagher has been involved with the retail industry for over 40 years, holding positions as an analyst, manager and venture capitalist. His career includes a Wall Street background at Donaldson, Lufkin & Jenrette where he was a retail industry analyst and an Institutional Investor Magazine “All American.” Mr. Gallagher joined Oak Investment Partners, a venture capital partnership, in 1987, and through Oak has sponsored many restaurant and retail industry businesses, including Baja Fresh, Chamate, Cheddar’s Casual Café, Dick’s Sporting Goods, Jamba Juice, Office Depot, PetSmart, P.F. Chang’s China Bistro, Ulta Salon, Cosmetics & Fragrance and Whole Foods Market. Prior to joining Oak, Mr. Gallagher was Vice Chairman of Dayton-Hudson Corporation where he served for ten years in both operating and staff positions. Mr. Gallagher also served as an officer in the submarine service of the U.S. Navy. He is currently a director of five privately held companies. Our Board of Directors believes Mr. Gallagher’s qualifications to serve as a member of our Board include his extensive experience with the retail industry and his experience as an analyst, manager and venture capitalist.

CORPORATE GOVERNANCE

Dan Ginsberg, 61, has served as our director since February 2014. Mr. Ginsberg has been Chief Executive Officer of Dermalogica, a U.S.-based skincare brand, since January 2011 and has a comprehensive background in branding strategy, marketing and advertising. Mr. Ginsberg served as an executive consultant with various emerging brands in 2009 and 2010 before becoming CEO of Dermalogica in 2011. Mr. Ginsberg’s previous roles include Chief Executive Officer of Red Bull, North America Inc. until 2007. Before his Red Bull service, Mr. Ginsberg had been an advertising and marketing executive who held executive positions at agencies such as NW Ayer and Cunningham & Walsh, and Chief Marketing Officer at Hardee’s. Our Board of Directors believes Mr. Ginsberg’s qualifications to serve as a member of our Board includes his extensive executive officer experience as well as his marketing and branding expertise.

Marla Gottschalk, 53, has served as our director since November 2009. Ms. Gottschalk was Chief Executive Officer of The Pampered Chef Ltd., a marketer of kitchen tools, food products and cookbooks for preparing food in the home, from May 2006 until December 2013 and its President and Chief Operating Officer from December 2003 until May 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of Kraft Cheese Division. Ms. Gottschalk is currently a member of the Board of Trustees of Underwriters Laboratories, a world leader in safety testing and certification, and has previously served as a director of GATX Corp. and as a director of Visteon Corp. Our Board of Directors believes Ms. Gottschalk’s qualifications to serve as a member of our Board include her extensive experience with global companies, her expertise in the food industry and her years of experience in operations and strategic management.

Dan Levitan, 56, has served as our director since September 2001. Mr. Levitan co-founded Maveron LLC, a venture capital firm that invests exclusively in consumer companies, in 1998. From 1983 to 1997, Mr. Levitan was a managing director at Wertheim Schroder & Co., an investment banking firm that was sold to Salomon Smith Barney Inc. in 2000. Mr. Levitan previously served as a member of the board of directors of Cranium, Inc., drugstore.com and The Motley Fool. Mr. Levitan currently serves on the board of directors for PayNearMe Inc., Pinkberry, Inc., Trupanion, Inc. and Zulily, Inc. In addition, Mr. Levitan serves on the advisory board of the Arthur Rock Center for Entrepreneurship at Harvard Business School and the board of trustees of Seattle Children’s Hospital Foundation. Our Board of Directors believes Mr. Levitan’s qualifications to serve as a member of our Board include his extensive venture capital experience; his restaurant and retail experience; his industry and financial expertise; and his years of experience providing strategic advisory services to complex organizations.

CORPORATE GOVERNANCE

Board Meetings

Our Board of Directors held eight meetings during fiscal 2013. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors. Under our corporate governance guidelines, each director is expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits.

The company’s directors are encouraged to attend our annual meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. This will be our first annual meeting of stockholders since we completed our initial public offering in October 2013.

Board Committees

Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. A new chairperson of each committee is appointed at least once every three years. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter and is primarily to assist the Board in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the evaluation of enterprise risk issues;

•	the performance of our internal audit function and independent auditor;

•	the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	Potbelly’s systems of disclosure controls and procedures and ethical standards.

The audit committee consists of Mr. Avedisian, Mr. Bassi and Ms. Gottschalk and the chairperson is Mr. Bassi. Our Board of Directors has determined that Mr. Bassi and Ms. Gottschalk are “audit committee financial experts” within the meaning of Item 407 of Regulation S-K. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The audit committee held six meetings during fiscal year 2013.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is set forth in the nominating and corporate governance committee charter and is primarily to:

•	identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

CORPORATE GOVERNANCE

The nominating and corporate governance committee consists of Mr. Gallagher, Mr. Keil and Mr. Levitan and the chairperson is Mr. Gallagher. Our Board of Directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The nominating and corporate governance committee held three meetings during fiscal year 2013.

Compensation Committee

The purpose of the compensation committee is set forth in the compensation committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•	discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and

•	produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.

For more information regarding the process and procedures regarding the determination of executive and director compensation, see “Executive and Director Compensation.”

The compensation committee consists of Mr. Avedisian, Ms. Gottschalk and Mr. Levitan and the chairperson is Ms. Gottschalk. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The compensation committee held seven meetings during fiscal year 2013.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, our compensation committee was composed of Mr. Avedisian, Ms. Gottschalk and Mr. Levitan and, prior to August 2013, Mr. Keil (a former officer of the company) was also a member of the compensation committee. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our compensation committee during fiscal 2013. In August 2013, we agreed to amend the terms of a warrant held by an entity of which Mr. Avedisian is a co-owner. In August 2013, we also issued and replaced certain options for Mr. Keil. See “Related Party Transactions” for more information about these transactions.

Board’s Role in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The compensation committee assesses risks arising from our compensation policies and practices. The Board of Directors receives regular reports from management, as well as from the audit committee and compensation committee, regarding relevant risks and the actions taken by management to address those risks.

CORPORATE GOVERNANCE

Policy for Director Recommendations

Our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board of Directors regarding nominations of candidates for election as a director of the company.

A stockholder that wants to recommend a candidate for election to the Board of Directors must send a written notice to Potbelly Corporation, 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654, Attention: Corporate Secretary. Such notice must comply with the requirements set forth in our Bylaws, including that it must indicate the name, age, and addresses of the candidate, the principal occupation of the candidate, the number of shares of Potbelly stock beneficially owned by the candidate, and any other information relating to the candidate that is required to be disclosed pursuant to the Exchange Act, and must contain the candidate’s written consent to serve, if elected. Such notice must also include, among other things, certain information about the recommending stockholder.

The nominating and corporate governance committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the nominating and corporate governance committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. The Board will endeavor to reflect the diversity of Potbelly’s stockholders, employees and customers and the communities it serves. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

If the nominating and corporate governance committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly uses the executive search firm, Amrop Knightsbridge, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.

Communication with the Board

Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

PROPOSAL NO. 1

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Three candidates have been nominated for election as Class I directors at the Annual Meeting. Our Board of Directors has nominated Peter Bassi, Marla Gottschalk and Aylwin Lewis for re-election as Class I directors for a three-year term that will expire at our annual meeting of stockholders in 2017. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL NO. 2

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The audit committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our initial public offering and has also provided non-audit services from time to time.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the company and our stockholders.

The following table sets forth the fees paid for audit services during the fiscal years ended December 29, 2013 and December 30, 2012 and for other services during those fiscal years:

	Fiscal Year
	2013	2012
Audit fees (1)	$399,651	$330,120
Audit-related fees (2)	502,761	595,723
Tax fees (3)	229,300	162,365
Total fees	$1,131,712	$1,088,208
1.	Audit fees include fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
2.	Audit-related fees include all costs associated with services provided by Deloitte & Touche LLP in connection with our initial public offering in 2013.
3.	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The audit committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The audit committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The audit committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the company by Deloitte & Touche LLP in fiscal 2013 and fiscal 2012 and related fees were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP will be available at the 2014 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2014 Annual Meeting, although they will have the opportunity to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 29, 2013, the audit committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 29, 2013 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), in Rule 3200T; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the audit committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the SEC.

Peter Bassi, Chairman

Vann Avedisian

Marla Gottschalk

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Below is a list of the names, ages as of December 29, 2013, positions, and a brief account of the business experience, of the individuals who serve as our executive officers.

Name	Age	Position
Aylwin Lewis	59	Chairman, Chief Executive Officer and President
John Morlock	58	Senior Vice President, Chief Operations Officer
Matthew Revord	50	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Charles Talbot	48	Senior Vice President and Chief Financial Officer
Nancy Turk	49	Senior Vice President, Chief People Officer and Corporate Communications
Anne Ewing	49	Senior Vice President, New Shop Development

Aylwin Lewis has served as our Chief Executive Officer and President and a director since June 2008. From October 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of KMart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis has over 26 years of experience in the restaurant industry. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Starwood Hotels & Resorts Worldwide.

John Morlock has been our Senior Vice President of Operations since December 2002. Mr. Morlock became our Senior Vice President, Chief Operations Officer in February 2014. Mr. Morlock has deep experience in the restaurant and retail industries. Mr. Morlock started his career with S & A Restaurants from 1978 to 1983. He then went on to be an Operational Partner with Grady’s Goodtimes, a casual dining restaurant, from 1983 to 1986. Mr. Morlock became Director of Operations for the largest Blockbuster Franchisee and in 1991 became the Zone Vice President for Blockbuster Entertainment Corporation. Mr. Morlock’s experience includes Senior Vice President of Operations of Boston Chicken, Inc. from 1992 to 1994 and then as a Midwest Franchisee with over 100 stores of Boston Market and Einstein Bros. Bagels until 1997. Mr. Morlock has also served as Chief Executive Officer of Clubhouse International Inc., an owner and operator of three country club themed restaurants.

Matthew Revord has been our Senior Vice President, General Counsel and Secretary since January 2007 and oversees all legal matters of the company and international development. Mr. Revord became our Senior Vice President, Chief Legal Officer, General Counsel and Secretary in February 2014. From January 2002 to January 2007, Mr. Revord served as Deputy General Counsel of Brunswick Corporation and General Counsel of Brunswick New Technologies.

Charles Talbot has been our Senior Vice President and Chief Financial Officer since October 2008. From March 2007 to September 2008, Mr. Talbot served as Vice President of Strategy, Corporate Planning and Development of Nuveen Investments, a global provider of investment services to institutional and individual investors. Prior to his role with Nuveen, Mr. Talbot spent nine years in the restaurant industry with Yum! Brands in various roles, including Vice President of Corporate Strategy and Mergers and Acquisitions, and as Chief Financial Officer of Long John Silver’s and A&W Restaurants.

Nancy Turk has been our Senior Vice President, Human Resources and Corporate Communications since September 2008. Ms. Turk became our Senior Vice President, Chief People Officer and Corporation Communications in February 2014. From 2005 to September 2008, Ms. Turk served as the Divisional Vice President of Corporate Communications at Sears Holdings, and held various HR leadership roles at Sears Holdings since 1993, where she was involved in divestitures, mergers and acquisitions with Sears Credit, Lands’ End and KMart.

Anne Ewing has been our Senior Vice President, New Shop Development since October 2013. Ms. Ewing joined Potbelly in March of 2007 and has held various leadership positions in Operations and Marketing. In November 2012, Ms. Ewing was promoted to VP, Development. Prior to joining Potbelly, Ms. Ewing spent 13 years with Starbucks in various leadership positions including New Store Development for the Midwest.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

Our compensation philosophy is to pay for performance, rewarding employees when performance targets are met. Merit increases, annual incentive compensation, option grants and incremental paid time off are all tied to performance and results. Our compensation programs are designed to attract, retain, motivate and reward employees. Pay is commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets and demonstrates our values. All of our compensation programs are designed to align and reward actions that we believe contribute to our competitiveness and encourage superior performance.

For 2013, in preparation for our initial public offering (“initial public offering” or “IPO”), management engaged compensation consultants, Aon Hewitt, to conduct an analysis of our compensation programs and provide recommendations for how best the executive pay programs could be designed after our IPO. In addition to providing advice about broad-based plans generally available to all salaried employees, Aon Hewitt provided:

1.	Executive benchmarking analysis comparing our executives’ base salary, target variable pay, and total cash compensation (base salary and target variable pay) to market. The compensation consultants also provided details on post-IPO competitive market levels of equity compensation; and

2.	Review of executive employment agreements for competitiveness and compliance with institutional shareholder advisor and general market governance requirements. Aon Hewitt also provided recommendations regarding the competitiveness of the employment agreements against similarly situated companies.

The compensation committee considered Aon Hewitt’s recommendations as well as relevant market practices when setting executive compensation to align our executive compensation program with the market for which we compete for executive talent. Our market for executive recruiting is generally other restaurant or retail concepts. For non-operations executives, we look at the general restaurant industry. In evaluating the competiveness of our executive compensation program, we target compensation against the restaurant industry, specifically the limited-service restaurant segment, national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off. We evaluate our executives on a scale of one through five. A score of three means the executive is a “Contributor,” four is a “High Contributor” and five is a “Star.” Annual cash compensation varies based on the executive’s score, performance and contributions to Potbelly.

Executive pay is tied to both the company’s and the individual’s annual performance. Merit increases, annual incentive compensation, stock options, when granted, and paid time off are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the compensation committee. The employment agreements of our named executive officers specify each executive’s annual incentive bonus target under our current bonus program. In addition, under our current bonus program, at the discretion of our Chief Executive Officer, up to 10% of the annual bonus pool approved by the compensation committee may be applied on a discretionary basis to award exceptional individual performers, including the other named executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

2013 Summary Compensation Table

The following table summarizes compensation for the years ending December 29, 2013 and December 30, 2012 earned by our principal executive officer and our two other most highly compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All other Compensation (3)	Total
Aylwin Lewis	2013	$709,327	$0	$1,200,002	$388,221	$20,734	$2,316,244
Chief Executive Officer	2012	$700,000	$0	$0	$300,641	$0	$1,000,641
(Principal Executive Officer)
Charles Talbot	2013	$357,000	$15,000	$919,601	$76,563	$0	$1,368,164
Chief Financial Officer	2012	$345,894	$0	$0	$79,230	$0	$425,124
(Principal Financial Officer)
John Morlock	2013	$413,100	$5,000	$706,986	$88,594	$0	$1,213,680
Chief Operations Officer	2012	$399,388	$0	$600,384	$91,484	$0	$1,091,256

(1)	Represents the aggregate grant date fair value of stock option awards. In 2013, the company entered into a new employment agreement with Mr. Lewis. The agreement included a compensation arrangement as well as the grant of 227,187 options, which are exercisable without restriction and vest over a period of four years. In accordance with ASC Topic 718, Compensation—Stock Compensation, fair value of the options was determined using the Black-Scholes-Merton option pricing model and will be amortized over the vesting period. The company used the following assumptions for purposes of valuing these option grants: common stock fair value of $10.59 per share; expected life of options—seven years; volatility—48%; risk-free interest rate—1.33%; and dividend yield—0%. The company used the simplified method for determining the expected life of the options.

The company issued stock option awards to Mr. Talbot and Mr. Morlock in 2013 in conjunction with the consummation of our initial public offering. The options have an exercise price equal to the initial public offering price of $14.00 per share and have a four year vesting period. The fair value of the options was determined using the Black-Scholes-Merton option pricing model. The company used the following assumptions for purposes of valuing these option grants: common stock fair value of $14.00 per share; expected life of options—seven years; volatility—48.3%; risk-free interest rate—2.1%; and dividend yield—0.0%. The company used the simplified method for determining the expected life of the options. The company was unable to calculate specific stock price volatility as a private company, and as such, the company used a blended volatility rate for comparable publicly traded companies.

In August 2013, the company reduced the exercise price for all options held by current employees with an exercise price of $14.00 per option to $10.59 per option. The fair value of our common stock used as the grant price for these options was based on a concurrent valuation prepared by an independent valuation specialist as discussed in our consolidated financial statements. As a result of the price modification, Mr. Morlock received incremental value of approximately $75,000 related to his options outstanding, which is included in the value of his options reported for 2013. Neither Mr. Lewis nor Mr. Talbot held options that were impacted by the price modification.

The stock option award issued to Mr. Morlock in 2012 in replacement for his expiring awards, became exercisable upon the consummation of the initial public offering on October 4, 2013. Accordingly, the company recognized the stock compensation expense associated with this grant in October 2013. The value reported above represents the aggregate grant date fair value of the 2012 stock option award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The grant date fair value of the 2012 option award was determined using the Black-Scholes-Merton option pricing model. The company used the following assumptions for purposes of valuing this option grant: common stock fair value - $9.60 per share; expected life of the options - five and half years; volatility – 47%; risk free interest rate – 0.63%; and dividend yield – 0%.
(2)	Non-equity incentive plan compensation represents the amounts earned under the Potbelly Support Center Annual Incentive Plan.
(3)	Represents payment of legal fees in connection with Mr. Lewis’ 2013 employment agreement ($18,694) and company provided parking ($2,040).

Employment Agreements

The following is a summary of the employment agreements the company has entered into with each of our named executive officers. The summary below does not contain complete descriptions of all provisions of the employment agreements of the named executive officers and is qualified in its entirety by reference to such employment agreements, copies of which are filed as exhibits to our registration statement on form S-1 (registration number 333-190893). We have also entered into indemnification agreements with our directors and executive officers. See “Related Party Transactions—Indemnification Agreements.”

Aylwin Lewis

Mr. Lewis entered into a new Executive Employment Agreement effective as of August 8, 2013 (the “Lewis Agreement”) pursuant to which he will continue to serve as our President and Chief Executive Officer. Under the Lewis Agreement, the term of Mr. Lewis’ employment continues until August 7, 2017. The Lewis Agreement terminates upon death, disability, termination by us with or without cause or resignation by the executive with or without good reason. If, at least 30 days prior to August 7, 2017, (1) we do not offer to extend Mr. Lewis’ employment past the last day of the term on terms reasonably consistent with the terms of his current agreement or (2) we offer to extend Mr. Lewis’ employment past the last day of the term but the parties are unable to reach an agreement on the terms of such continuing employment by August 7, 2017, then Mr. Lewis’ termination of employment upon expiration of the term of the Lewis Agreement will be treated as a termination by us without cause subject to Mr. Lewis’ requests during negotiations being reasonable and consistent with the terms of the Lewis Agreement. The Lewis Agreement generally defines “cause” as Mr. Lewis’ (i) intentional misrepresentation of material information, (ii) felony indictment, (iii) commission of an act involving moral turpitude, (iv) material breach or material default of written obligations that remain

EXECUTIVE AND DIRECTOR COMPENSATION

unremedied for 30 days after notice, (v) fraud, (vi) embezzlement, (vii) failure to comply with our Board of Director’s written lawful direction that remains unremedied for 30 days after notice, or (viii) willful action to harm the company or its affiliates. The Lewis Agreement generally defines “good reason” as (1) reduction in base salary or target or maximum bonus percentages, (2) material reduction in position, authority, office, responsibilities or duties, (3) material breach of the agreement by us, (4) Mr. Lewis’ failure to be re-elected to the Board of Directors as Chairman while employed as President and Chief Executive Officer, or (5) relocation to a place more than 50 miles from Chicago, in each case without Mr. Lewis’ consent.

A reduction in Mr. Lewis’ rate of base salary or target or maximum bonus which does not exceed the percentage reduction of an across the board salary or bonus reduction for management employees will not be treated as an event of “good reason.”

The Lewis Agreement provides Mr. Lewis with a base salary of $725,000 which shall not be increased. The Lewis Agreement also provides that, under our current bonus program, Mr. Lewis is eligible for an annual target bonus of 100% of his base salary and a maximum (stretch) target of 200% of his base salary. For bonus years beginning 2013, the annual bonus amount and terms and conditions are determined in accordance with incentive plan metrics determined in the sole discretion of the compensation committee (but subject to the same targets described above). The Lewis Agreement also provides Mr. Lewis with standard benefits and perquisites, a payment of up to $20,000 for legal fees in connection with the negotiation of the employment agreement and review of related agreements and a minimum five weeks of vacation.

Pursuant to the Lewis Agreement, Mr. Lewis was granted a stock option with a Black-Scholes value of $1,200,000 (194,805 shares), the terms of which are described in greater detail below under “—Equity Awards—2013 Equity Compensation Decisions.” The Lewis Agreement also contemplates that Mr. Lewis may be granted equity awards under the company’s equity incentive plans beginning after August 8, 2015 with a target value of $600,000 (subject to increase or decrease as determined by the compensation committee based on performance).

Prior to his entry into the Lewis Agreement, Mr. Lewis was subject to a prior employment agreement effective as of June 16, 2008 as amended, which governed his employment relationship with the company for a substantial portion of 2013. This prior agreement provided Mr. Lewis with a base salary of $700,000, subject to increase (but not decrease) at the discretion of our Board of Directors, and specified that Mr. Lewis was eligible for a target bonus equal to 75% of his base salary, with a maximum bonus opportunity equal to 125% of his base salary, which bonus was earned under the Support Center Annual Incentive Plan described below under “—Non Equity Incentive Awards.”

Mr. Lewis is also a party to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment. For information regarding the severance benefits under the Lewis Agreement as well as the treatment of Mr. Lewis’ outstanding equity awards upon a qualifying termination or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Aylwin Lewis Employment Agreement.”

Charles Talbot and John Morlock

Mr. Talbot and Mr. Morlock each entered into a new employment agreement with the company (the “Employment Agreements”) effective as of August 1, 2013. Pursuant to the Employment Agreements, Mr. Talbot continues to serve as our Senior Vice President and Chief Financial Officer and Mr. Morlock continues to serve as our Senior Vice President, Chief Operations Officer. Mr. Talbot’s agreement provides for a base salary of $350,000, and Mr. Morlock’s agreement provides for a base salary of $405,000. The salaries may be increased from time to time by the compensation committee at the recommendation of our Chief Executive Officer. The Employment Agreements provide that, under our current bonus program, each of these executives is eligible for an annual target bonus of 40% of his base salary. For bonus years beginning after 2013, the annual bonus amount and terms and conditions for each of these executives are determined in accordance with incentive plan metrics recommended by our Chief Executive Officer and approved by the compensation committee. The Employment Agreements also provide the executives with standard benefits and perquisites and a minimum five weeks of paid time off. The Employment Agreements contemplate that the executives may be granted equity awards under our equity incentive plans and provided for accelerated vesting of all outstanding equity awards held by Mr. Talbot and Mr. Morlock as of August 1, 2013.

Each of the Employment Agreements terminates upon death, disability, termination by us with or without cause or resignation by the executive without good reason. The Employment Agreements for Mr. Talbot and Mr. Morlock define “cause” and “good reason” in a manner that is comparable to the corresponding terms in the Lewis Agreement (except with respect to election to the Board and nomination as Chairman of the Board). For information regarding the severance benefits under the Employment Agreements and the treatment of Mr. Talbot’s and Mr. Morlock’s outstanding equity awards upon a qualifying termination of employment or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Charles Talbot and John Morlock Employment Agreements.”

EXECUTIVE AND DIRECTOR COMPENSATION

Prior to their entry into the Employment Agreements, Mr. Talbot and Mr. Morlock each entered into an employment agreement with the company in September 2009, which governed their respective employment relationships with the company for a substantial portion of 2013. Mr. Talbot’s prior employment agreement provided for an initial base salary of $325,000, and Mr. Morlock’s prior employment agreement provided for an initial base salary of $372,968. Our Chief Executive Officer could increase, but not decrease, their respective base salaries. Under these prior agreements, each of these executives was eligible for an annual target bonus of 40% of his base salary, which bonus was earned under the Support Center Annual Incentive Plan. These prior agreements contemplated that the executives may be granted options under the company’s equity incentive plans, with the option price equivalent to or above the fair market value of shares of our common stock.

Mr. Talbot and Mr. Morlock each continue to be parties to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment.

Equity Awards

General Option Terms

Options represent an important component of our executive compensation, although we did not generally grant options to our named executive officers in 2012 due to an option freeze. Mr. Morlock had options to purchase 115,000 shares of common stock at $5.00 per share that expired on December 2, 2012. In November 2010, the compensation committee approved the concept of issuing new options to replace certain options held by executives upon their respective expirations. Accordingly, on December 3, 2012, the compensation committee awarded Mr. Morlock options to purchase 144,671 shares of common stock as a replacement for his expired options. These replacement options have an exercise price of $9.60 per share, which represented the most recent valuation of our common shares at the time the options were replaced. The total number of replacement options granted to Mr. Morlock was intended to put Mr. Morlock in the same economic position before and after the expiration of his options, giving effect to the increase in the exercise price since the original grant.

Prior to the 2012 option freeze, it had been our practice to award options to our named executive officers based on a target of 10% of base salary if the executive receives an individual performance appraisal rating of “Contributor.” If the executive received an individual performance rating of “High Contributor,” the target for the option award increased to 15% of base salary, and if the executive received an individual performance rating of “Star,” the target for the option award increased to 20% of base salary. Generally, we awarded an annual option grant to our named executive officers but, as noted above, that has not always been the case. When granting options, the compensation committee determined Mr. Lewis’ performance rating and reviewed his recommendations with respect to the performance rating of the other named executive officers. When granting options, the compensation committee established an option pool each year for purposes of awarding options based on the performance formula described above. If any options remained in the pool, Mr. Lewis had the discretion to award additional options above the performance formula to the other named executive officers, while the compensation committee had the authority to award additional options from the pool to Mr. Lewis.

2013 Equity Compensation Decisions

In August 2013, our Board approved a repricing of all outstanding employee options to purchase shares of our common stock that had an exercise price equal to $14.00. Options to purchase a total of 218,593 shares of our common stock were so repriced. All other terms and conditions of the repriced options remain the same. In connection with such repricing, we repriced options to purchase 75,000 shares of our common stock held by Mr. Morlock, all of which are vested, from an exercise price of $14.00 to $10.59 per share. The purpose of the repricing was to provide these long-term employees with options based on the June 30, 2013 third-party valuation of our common stock.

Pursuant to the Lewis Agreement, Mr. Lewis was granted stock options with a Black-Scholes value of $1.2 million (194,805 shares) on August 8, 2013 (the “Effective Date Grant”). The Effective Date Grant has an exercise price of $10.59. The Lewis Agreement provides that all stock options held by Mr. Lewis prior to the date of the Lewis Agreement (other than the Effective Date Grant) became fully vested on August 8, 2013. The Lewis Agreement also provides that all options granted to Mr. Lewis on or after August 8, 2013 (including the Effective Date Grant) will become vested annually over four years. The Lewis Agreement provides that if Mr. Lewis’ employment is terminated by us without cause or if he resigns his employment due to retirement (defined solely for this purpose as resignation after attaining at least age 57 and completion of at least 10 years of service with our company), all vested stock options that are outstanding on his termination date will remain exercisable for four years after his termination date (or, if less, the expiration of the option term).

EXECUTIVE AND DIRECTOR COMPENSATION

In addition, Mr. Talbot and Mr. Morlock received grants, of options to purchase 100,000 and 60,000 shares of common stock, respectively, as part of an option grant to members of our senior leadership team (other than Mr. Lewis) under the Potbelly Corporation 2013 Long-Term Incentive Plan adopted in connection with our initial public offering. The options have an exercise price equal to the initial public offering price and a vesting period of four years. The grants are expected to incentivize them to grow our stock price over time and as a retention incentive.

Furthermore, as noted above, Mr. Talbot’s and Mr. Morlock’s Employment Agreements provide that all options held by them upon the execution of the Employment Agreements became fully vested upon execution of the Employment Agreements. The Employment Agreements also provide that if Mr. Talbot’s or Mr. Morlock’s, as applicable, employment is terminated by the company without cause or if he resigns his employment due to retirement (defined solely for this purpose as resignation after attaining at least age 57 and completion of at least 10 years of service with the company), all vested stock options that were outstanding on August 1, 2013 will remain exercisable for five years after his termination date (or, if less, the expiration of the option term), provided that if, after termination, the executive becomes employed on a full-time basis or provides consulting services on a full-time basis for another employer or entity, then the options will remain exercisable until the earlier of (i) 90 days after full-time employment or consulting begins or (ii) the expiration date of the stock option term.

Non-Equity Incentive Awards

The company has established the Support Center Annual Incentive Plan to provide annual non-equity incentive compensation to executives. Incentives are earned based on the achievement of pre-established targets for performance EBITDA, or earnings before interest, taxes, depreciation and amortization, excluding Support Center bonus, asset impairment, stock-based compensation, unusual non-cash charges and board of director approved unusual cash charges. This plan sets a threshold, target and maximum level of EBITDA applicable to all participants, and the amounts paid are based on the actual EBITDA achieved by the company. The targets are set for the year by the compensation committee based on recommendations from Mr. Lewis and Mr. Talbot and are communicated to executives at the beginning of each year. To be eligible for an award under the plan, the executive must receive an annual individual performance appraisal rating of “Contributor” or higher.

The chart below sets forth the threshold, target and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2013, together with the percentage of actual or weighted average salary received, based on actual EBITDA:

Named Executive Officer	Threshold	Target	Maximum	Percent of Actual or Weighted Average Salary Received (1)
Aylwin Lewis	—	100% of base salary	200% of base salary	53.7% of weighted average salary
Charles Talbot	20% of base salary	40% of base salary	60% of base salary	21.4% of salary
John Morlock	20% of base salary	40% of base salary	60% of base salary	21.4% of salary
(1)

Charlie Talbot and John Morlock’s incentive under the Support Center Annual Incentive Plan was based on their actual salary instead of a weighted average as they did not receive salary increases during 2013. They received a lump sum merit award in lieu of an increase. The lump sum merit award was added to their base salary to calculate and show the percent of weighted average salary received.

EXECUTIVE AND DIRECTOR COMPENSATION

2013 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options for each named executive officer as of December 29, 2013.

	Options Awards
	Number of Securities Underlying Unexercised Options (#)
Named Executive Officer	Exercisable	Unexercisable (1)	Option Exercise Price Per Share		Option Expiration Date
Aylwin Lewis	780,000	0	$8.00		6/16/2018
	286,157	0	$7.22		5/10/2021
	0	227,187	$10.59		8/8/2023
Charles Talbot	100,000	0	$8.00		1/7/2019
	10,000	0	$7.00		7/1/2020
	200,310	0	$7.22		5/10/2021
	0	100,000	$14.00		10/4/2023
John Morlock	25,000	0	$12.00		1/1/2015
	75,000	0	$10.59	*	11/15/2017
	20,000	0	$8.00		5/14/2018
	6,061	0	$8.00		8/5/2019
	47,000	0	$7.22		5/10/2021
	144,671	0	$9.60		12/3/2022
	0	60,000	$14.00		10/4/2023
(*)	The option exercise price per share was reduced from $14.00 to $10.59 on August 1, 2013.
(1)	Contingent on continued employment, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Named Executive Officer	Vest Date (*)	Number of Securities Underlying Unexercised Options
Aylwin Lewis	8/8/2014	56,797
	8/8/2015	56,797
	8/8/2016	56,797
	8/8/2017	56,796
Charles Talbot	10/4/2014	25,000
	10/4/2015	25,000
	10/4/2016	25,000
	10/4/2017	25,000
John Morlock	10/4/2014	15,000
	10/4/2015	15,000
	10/4/2016	15,000
	10/4/2017	15,000
(*)

All of Mr. Talbot’s and Mr. Morlock’s outstanding equity awards became immediately vested in connection with their execution of their employment agreements, to the extent not already vested, with the exception of the IPO contingent options. The IPO contingent options were granted upon completion of the IPO on October 4, 2013 and are subject to a four year vesting period. All of Mr. Lewis’ outstanding equity awards (other than the Effective Date Grant) became immediately vested in connection with his execution of the Lewis Agreement. The Effective Date Grant options are subject to a four year vesting period.

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 29, 2013. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our named executive officers as of December 29, 2013 and modifications to such awards pursuant to the employment agreements. These benefits are in lieu of benefits generally available to salaried employees.

Aylwin Lewis Employment Agreement

Pursuant to the Lewis Agreement, Mr. Lewis will be entitled to receive severance pay and severance benefits if his employment terminates as a result of a qualifying termination (including if we fail to offer to extend Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above). If terminated as the result of a qualifying termination prior to a Change in Control (which is defined in the 2013 Long-Term Incentive Plan), Mr. Lewis will be eligible to receive severance equal to one year of his then-current base salary and health and dental coverage at active employee contribution rates for 12 months, and all of his outstanding unvested stock options will vest (provided that if the qualifying termination occurs as a result of our failure to offer to extend the term of Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above, only those unvested stock options granted in 2015 and 2016 will fully vest upon the qualifying termination), all subject to a release. If his employment terminates (1) as a result of a qualifying termination on or within six months prior to a Change in Control and at a time when we are a party to a letter of intent relating to transactions, or we are in negotiations regarding a transaction, which if consummated would constitute a Change in Control, (2) three months prior to a Change in Control or (3) within two years after a Change in Control, Mr. Lewis will be entitled to the severance payments and benefits described above except that his cash severance payment will be equal to the sum of his base salary and annual target bonus and the payments and benefits are not subject to a release.

In addition, if Mr. Lewis’ termination occurs by reason of death or disability, he will be entitled to a cash payment equal to the amount of the annual bonus that he would have received for the bonus year in which the termination date occurs, pro rated for the portion of the year prior to his termination date and payable at the same time that bonuses are payable in accordance with our normal bonus plan and all stock options that would have vested within one year of his termination will be vested on his termination date.

Under certain of Mr. Lewis’ option award agreements, in the event of a Corporate Transaction (which term generally includes transactions involving a 50% change in ownership of the company, whether through acquisition of common stock or voting power or through consummation of a reorganization, merger, consolidation or asset sale), the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but unexercised options unless exercised prior to the transaction; and (iii) providing for receipt by Mr. Lewis of a cash payment based on the difference between the transaction price and the exercise price.

Charles Talbot and John Morlock Employment Agreements

The Employment Agreements for Mr. Talbot and Mr. Morlock provide for severance pay and benefits if the executive is terminated in a qualifying termination or if the executive’s employment is terminated due to death or disability. In the event the executive’s employment terminates in a qualifying termination prior to a Change in Control, the executive is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months, subsidized COBRA benefits for 12 months and an extended exercise period with respect to stock options that are outstanding on August 1, 2013, all subject to a release. In the event the executive’s employment terminates in a qualifying termination on or within 12 months after a Change in Control, the executive is entitled to the same severance payments and benefits described above and a payment equal to the amount of the annual bonus that the executive would have received for the year in which the termination occurs pro rated through the date of termination and based on actual performance for the year of termination (the “Pro Rated Bonus”). Payments and benefits in connection with a Change in Control are not subject to a release. If termination occurs due to death or disability, in addition to any accrued amounts otherwise owed to the executive, the executive will receive the Pro Rated Bonus, subject to a release. The Employment Agreements for Mr. Talbot and Mr. Morlock include the definitions of “cause” and “good reason” in a manner that is comparable to the corresponding terms in Mr. Lewis’ employment agreement (except for election to the Board and nomination as chairman of the Board).

EXECUTIVE AND DIRECTOR COMPENSATION

Options Granted Prior to 2011

Options granted to our named executive officers prior to 2011 generally contain the following termination and change in control provisions:

•	If an executive’s employment with the company terminates for any reason other than cause, disability or death, vested options may thereafter be exercised by the executive until the earlier to occur of: (i) the date that is 90 days (or one year in the case of Mr. Lewis) after the effective date of the executive’s termination of employment, and (ii) the expiration date of the option, and to the extent the options are not so exercised, they shall terminate upon such earlier date. If the executive dies following a termination for other than cause during the period described in the preceding sentence, vested options may thereafter be exercised by the executive’s legal representative until the earlier to occur of: (i) the date that is one year after the effective date of the executive’s termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•	If an executive’s employment with the company terminates by reason of disability or death, vested options may thereafter be exercised by the executive or the executive’s legal representative until the earlier to occur of: (i) the date that is one year after the effective date of the executive’s termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•	If an executive is terminated for cause or the executive breaches a covenant in an agreement with the company, the options automatically terminate.

•	In the event of a Corporate Transaction, the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but unexercised options unless exercised prior to the transaction; (iii) providing for receipt by the executive of a cash payment based on the difference between the transaction price and the exercise price; and/or (iv) providing for accelerated vesting prior to the transaction and termination following such transaction.

401(k) Plan

Our named executive officers are eligible to participate in our 401(k) plan. The company matches 50% of the contributions that our named executive officers make to this plan, up to 6% of compensation, with a maximum matching contribution of $3,000 per year.

2013 Director Compensation

The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2013. Mr. Lewis, our President, Chief Executive Officer and Chairman of the Board receives no additional compensation for his service on our Board of Directors:

Name	Fees Earned or Paid in Cash	Total
Bryant Keil (1)	$0	$0
Vann Avedisian	$0	$0
Peter Bassi (2)	$60,000	$60,000
Gerald Gallagher	$0	$0
Marla Gottschalk (2)	$60,000	$60,000
Matthew Levine (3)	$0	$0
Dan Levitan	$0	$0
(1)

At December 30, 2012, Mr. Keil had options to purchase 125,000 shares of voting common stock and 500,000 shares of non-voting common stock, which he received as an employee of the company, all of which are vested. In August 2013, in connection with our repricing of all outstanding employee options with an exercise price equal to $14.00, we repriced Mr. Keil’s options to purchase the 500,000 shares of non-voting common stock from an exercise price of $14.00 to $10.59 per share. Upon our IPO, our non-voting common stock automatically converted into common stock on a 1:1 basis pursuant to our sixth amended and restated certificate of incorporation. Also in August 2013, we issued to Mr. Keil options to purchase 122,271 shares of our common stock at an exercise price of $10.59 per share. The options are exercisable and expire on September 30, 2017. See “Related Party Transactions.”

(2)

Mr. Bassi elected to receive $30,000 of his compensation in options to purchase common stock and $30,000 in cash while Ms. Gottschalk elected to receive all $60,000 of her compensation in options to purchase common stock. For both of these directors, the number of options granted in lieu of cash compensation was based on the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the options was determined using the Black-Scholes-Merton option pricing model. Due to an administrative delay, the options granted to Mr. Bassi and Ms. Gottschalk for 2012 compensation were not issued until April 2013, at which time they were granted with the exercise price of

EXECUTIVE AND DIRECTOR COMPENSATION

$9.47, representing the then current per share valuation of our common stock. In order to provide the same economic value as Mr. Bassi and Ms. Gottschalk would have received had the options been timely granted, we used a Black-Scholes value in the Board approved formula to arrive at the appropriate number of options. At December 30, 2012, Mr. Bassi had options to purchase 19,585 shares of common stock, not counting the options to purchase 8,991 shares of our common stock that were granted in 2013 as compensation for 2012 service, and Ms. Gottschalk had options to purchase 39,169 shares of common stock, not counting the options to purchase 17,983 shares of our common stock that were granted in 2013 as compensation for 2012 service. At the same time that our company granted Mr. Bassi and Ms. Gottschalk the options that were part of their 2012 compensation, we also granted them the options that constitute part of their 2013 compensation. Mr. Bassi received options to purchase 7,231 shares of our common stock and Ms. Gottschalk received options to purchase 14,462 shares of our common stock each with an exercise price of $9.47 per share. Of the options granted in 2013 for 2012 compensation, 50% vested immediately upon such grant and the remaining 50% will vest upon the first anniversary of such grant. Of the options granted to Mr. Bassi and Ms. Gottschalk for 2013 compensation, 50% will vest upon the first anniversary of the award and 50% upon the second anniversary of the award.
(3)	Mr. Levine resigned from our Board of Directors prior to our initial public offering in October 2013.

Our Board of Directors has generally been comprised of the original investors that have served the company while receiving no compensation. In 2014, we implemented a director compensation program pursuant to which all non-investor/non-employee directors may elect to receive (a) shares of unrestricted common stock of the company having a value of $40,000 at the time of grant plus $40,000 in cash or (b) shares of unrestricted common stock of the company having a value of $80,000 at the time of grant. The $40,000 cash component will be paid out bi-annually, $20,000 at the end of our second fiscal quarter and $20,000 at the end of our fourth fiscal quarter. The $40,000 equity component of common stock will be issued in a lump sum grant after the Annual Meeting. Mr. Bassi, Ms. Gottschalk and Mr. Ginsberg currently qualify as non-investor/non-employee directors.

Our investor/non-employee directors are eligible to receive unrestricted company common stock having a value of $40,000 at the time of grant which will be after the Annual Meeting. Mr. Keil, Mr. Avedisian, Mr. Gallagher and Mr.  Levitan currently qualify as investor/non-employee directors.

Stock Ownership Guidelines

The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects that all directors own, or acquire within the later of (i) five years of first becoming a director and (ii) five years after Potbelly’s initial public offering, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual cash compensation for directors. Shares owned by investment funds of which a director is an executive officer or general partner will count towards the foregoing ownership guidelines.

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Arrangements with Our Investors

Option Issuances to Bryant Keil

In August 2013, we issued to Mr. Keil, one of our directors, options to purchase 122,271 shares of our common stock at an exercise price of $10.59 per share. The options are exercisable and expire on September 30, 2017. The issuance of the options was in recognition of Mr. Keil’s exemplary past and expected continued service and for his assistance in connection with our IPO. We also agreed to reimburse Mr. Keil for $25,000 of his out-of-pocket expenses in connection with activities related to this offering. In addition, in connection with our repricing of all outstanding employee options to purchase shares of our common stock with an exercise price of $14.00, we repriced options to purchase 500,000 shares of our non-voting common stock held by Mr. Keil from an exercise price of $14.00 per share to $10.59 per share, all of which are vested and exercisable, which he received as an employee of the company.

During the period beginning December 30, 2012 through August 20, 2013, we also issued certain options to Mr. Keil following his exercise of a contractual right to replace certain existing options at his election. We issued to Mr. Keil (i) options expiring on February 6, 2023 to purchase 59,864 shares at an exercise price of $9.47 in replacement of options to purchase 50,000 shares with an exercise price of $6.00 per share that expired on February 6, 2013 and (ii) options expiring on January 1, 2024 to purchase 81,064 shares at an exercise price of $10.59 in replacement of options to purchase 75,000 shares with an exercise price of $9.00 per share that expired on January 1, 2014.

Oxford Capital Partners Warrant

In March 2012, we issued a warrant to purchase 241,704 shares of common stock at a price of $8.16 per share to Oxford Capital Partners, Inc. (“OCPI”), an affiliate of our stockholder Oxford Blackpoint Venture Partners VII, LLC. Our director, Vann Avedisian, is a founder and co-owner of OCPI. Pursuant to the terms of such warrant, OCPI may exercise the warrant at any time prior to the earliest to occur of (i) our initial public offering, (ii) March 28, 2022 or (iii) a Liquidity Event (which term generally includes a sale of all or substantially all of our assets or a transfer of the voting power to elect a majority of our Board of Directors through a sale of our capital stock or the consummation of a merger or consolidation). Effective in October 2013, we amended the terms of the warrant, to provide that OCPI may exercise the warrant at any time prior to the earliest to occur of (i) the fifth anniversary of the closing of our IPO and (ii) a Liquidity Event (as described above). The amendment to the warrant was in recognition of the exemplary past and expected continued service of Mr. Avedisian and for his assistance in connection with the initial public offering.

Indemnification Agreements

We have entered into indemnification agreements with our current directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions With Related Persons

In connection with our initial public offering, we adopted a policy relating to the approval of related party transactions. Our audit committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•	any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.

RELATED PARTY TRANSACTIONS

Any member of the audit committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our General Counsel. The audit committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The audit committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.

In the event management determines a related party transaction exists which was not approved by the audit committee, management will submit the transaction to the audit committee for consideration. The audit committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.

The policy lists certain types of transaction in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 7, 2014 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654. The percentage of beneficial ownership shown in the following tables is based on 29,151,428 outstanding shares of common stock as of March 7, 2014. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options exercisable or vesting within 60 days after March 7, 2014 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Maveron Equity Partners and related funds (1)	5,810,931	19.9%
Morgan Stanley and affiliates (2)	2,669,932	9.2%
ASP PBSW, LLC (3)	2,669,659	9.2%
Oak Investment Partners and related funds (4)	2,517,488	8.6%
Oxford Blackpoint Venture Partners VII, LLC and affiliates (5)	1,642,653	5.6%
Benchmark Capital Management Co. IV, L.L.C and affiliates (6)	1,598,157	5.5%
Directors and Executive Officers
Aylwin Lewis (7)	1,370,193	4.5%
John Morlock (8)	317,732	1.1%
Charles Talbot (9)	320,622	1.1%
Matthew Revord (10)	266,051	*
Nancy Turk (11)	153,886	*
Anne Ewing (12)	41,438	*
Vann Avedisian (13)	1,849,152	6.3%
Peter Bassi (14)	39,334	*
Gerald Gallagher (15)	2,517,488	8.6%
Dan Ginsberg	—	—
Marla Gottschalk (16)	123,791	*
Bryant Keil (17)	1,493,206	5.0%
Dan Levitan (18)	5,810,931	19.9%
All directors and executive officers as a group (13 people)	14,263,825	44.6%
*	Represents less than 1.0%
(1)

Based solely on a report on Schedule 13G filed on February 14, 2014. Includes 3,584,100 shares of common stock owned by Maveron Equity Partners 2000, L.P. (“Maveron 2000”); 119,719 shares of common stock owned by Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”); 501,164 shares of common stock owned by MEP 2000 Associates LLC (“MEP 2000”); 1,361,502 shares of common stock owned by Maveron Equity Partners III, L.P. (“MEP III”); 57,766 shares of common stock owned by Maveron III Entrepreneurs’ Fund, L.P. (“Maveron-Entrepreneurs’”); and 186,680 shares of common stock owned by MEP Associates III, L.P. (“Maveron-Associates”). Maveron General Partner 2000 LLC (“Maveron GP”) serves as general partner of Maveron 2000 and Maveron 2000-B and possesses shared power to vote and dispose of shares directly owned by Maveron 2000 and Maveron 2000-B. Maveron LLC

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

serves as manager of MEP 2000 and possesses shared power to vote and dispose of shares directly owned by MEP 2000. Dan Levitan, one of our directors, is the managing member of Maveron GP and Maveron LLC. Dan Levitan, Maveron GP (with respect to the shares held directly by Maveron 2000 and Maveron 2000-B) and Maveron LLC (with respect to the shares held directly by MEP 2000) disclaim beneficial ownership of shares held directly by Maveron 2000, Maveron 2000-B and MEP 2000, except to the extent of their pecuniary interest therein. Maveron General Partner III LLC (“Maveron GP III”) serves as general partner for MEP III, Maveron-Entrepreuners’ and Maveron-Associates and possesses shared power to vote and dispose of shares directly owned by MEP III, Maveron-Entrepreuners’ and Maveron-Associates. Dan Levitan, Clayton Lewis, Pete McCormick and Jason Stoffer are managing members of Maveron GP III. Such individuals and Maveron GP III disclaim beneficial ownership of shares held directly by MEP III, Maveron-Entrepreuners’ and Maveron-Associates. The address for the entities and individuals listed above is 411 First Avenue South, Suite 600, Seattle, Washington 98104.
(2)

Based solely on a report on Schedule 13G filed on February 11, 2014. Represents shares held by Morgan Stanley and Morgan Stanley Investment Management Inc., each of which possess sole voting power and shared dispositive power over the 2,669,932 shares of common stock. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The reported amounts reflect the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036 and Morgan Stanley Investment Management Inc.’s address is 522 Fifth Avenue, New York, New York 10036.

(3)

Based solely on a report on Schedule 13G filed on March 4, 2014. Consists of shares owned directly by ASP PBSW, LLC (“ASPPBSW”). American Securities Partners III, L.P. (“ASP III”) and American Securities Partners III(B), L.P. (“ASP III (B)” and, with ASP III, the “Sponsors”) are the owners of limited liability company interests in ASPPBSW; American Securities Associates III, LLC (“GP”) is the general partner of each Sponsor; and American Securities LLC (the “Advisor”) provides investment advisory services to each Sponsor and is manager of ASPPBSW. Each of the Sponsors, the GP and the Advisor may also be deemed to be beneficial owners of the shares directly owned by ASPPBSW as a result of their relationship to ASPPBSW. The address for the entities listed above is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171.

(4)

Based solely on a report on Schedule 13G filed on February 11, 2014. Includes 2,433,160 shares of common stock owned by Oak Investment Partners IX, Limited Partnership (“Oak IX”); 25,925 shares of common stock owned by Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”); and 58,403 shares of common stock owned by Oak IX Affiliates Fund – A, Limited Partnership (“Oak IX Affiliates – A”). Oak Associates IX, LLC is the general partner of Oak IX and, as such, may be deemed to possess shared power to vote and dispose of shares directly owned by Oak IX. Oak IX Affiliates, LLC is the general partner of both Oak IX Affiliates and Oak IX Affiliates – A and, as such, may be deemed to possess shared power to vote and dispose of shares directly owned by such entities. Oak Management Corporation is the manager of each of Oak IX, Oak IX Affiliates and Oak IX Affiliates – A and, as such, may be deemed to possess shared power to vote and dispose of shares directly owned by such entities. Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates IX, LLC and Oak IX Affiliates, LLC and, as such, may be deemed to possess shared power to vote and dispose of shares held by such entities. Each entity and individual listed above disclaims beneficial ownership of all shares other than any shares directly owned by it, him or her, as the case may be. The address for the entities and individuals listed above is c/o Oak Management Corporation, 901 Main Avenue, Suite 600, Norwalk, Connecticut 60851.

(5)

Includes 1,400,949 shares of common stock owned by Oxford Blackpoint Venture Partners VII, LLC (“Oxford Blackpoint”) and warrants owned by Oxford Capital Partners, Inc. (“OCPI”) to purchase 241,704 shares of common stock. Oxford Blackpoint is an investment fund managed by OCPI. Vann Avedisian is a founder and co-owner of OCPI and possesses shared power to vote and dispose of shares owned directly by the Oxford entities. Mr. Avedisian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for the entities listed above is c/o Oxford Capital Partners LLC, 350 W. Hubbard Street, Suite 440, Chicago IL, 60654.

(6)

Based solely on a report on Schedule 13G filed on February 12, 2014. Includes 990,041 shares directly owned by Benchmark Capital Partners IV, L.P. (“BCP IV”); 283,837 shares directly owned by Benchmark Founders’ Fund IV, L.P. (“BFF IV”); 37,027 shares directly owned by Benchmark Founders’ Fund IV-A, L.P. (“BFF IV-A”); 11,021 shares directly owned by Benchmark Founders’ Fund IV-B, L.P. (“BFF IV-B”); 55,999 shares directly owned by Benchmark Founders’ Fund IV-X, L.P. (“BFF IV-X”); and 220,232 shares held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. IV, L.L.C. (“BCMC IV”). BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X and may be deemed to have sole power to vote and dispose of the shares directly owned by such entities. Bruce C. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle and Steven M. Spurlock are members of BCMC IV and may be deemed to have shared power to vote and dispose of the shares directly owned by BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X. The address for the entities and individuals listed above is 2965 Woodside Road, Woodside, California 94062.

(7)	Includes 304,036 shares of common stock and options to purchase 1,066,157 shares of common stock.
(8)	Consists of options to purchase 317,732 shares of common stock.
(9)	Includes 10,312 shares of common stock and options to purchase 310,310 shares of common stock.
(10)	Includes 13,775 shares of common stock and options to purchase 212,276 shares of common stock.
(11)	Includes 20,776 shares of common stock and options to purchase 133,110 shares of common stock.
(12)	Consists of options to purchase 41,438 shares of common stock.
(13)

Includes the shares and warrants owned by Oxford Blackpoint and OCPI discussed in Footnote 5 and 206,499 shares of common stock held by Concorde Holdings IX, LLC. Oxford Blackpoint is an investment fund managed by OCPI. Mr. Avedisian is a founder and co-owner of OCPI and the sole owner of the general partner of Concorde Holdings IX, LLC. Accordingly, Mr. Avedisian possesses shared power to vote and dispose of shares owned directly by such entities. Mr. Avedisian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14)	Includes 7,143 shares of common stock and options to purchase 32,191 shares of common stock.
(15)	Includes the shares held by the Oak entities discussed in Footnote 4.
(16)	Includes 59,408 shares of common stock and options to purchase 64,383 shares of common stock.
(17)	Includes 1,050,471 shares of common stock and options to purchase 442,735 shares of common stock.
(18)	Includes the shares held by the Maveron entities discussed in Footnote 1.

Section 16(a) Beneficial Ownership Reporting Compliance

Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the company, we believe that during 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were in compliance with Section 16(a), except that each of Mr. Bassi and Ms. Gottschalk was late in filing one required report on Form 4 relating to one transaction and Ms. Ewing was late in filing a required report on Form 3 upon determination that she had become a Section 16 reporting person, all due to an administrative error.

OTHER MATTERS

OTHER MATTERS

Proxy Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. We have engaged Broadridge Financial Solutions, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $6,000 plus reimbursement of reasonable expenses. Broadridge will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our directors and officers also may solicit proxies by telephone, electronic transmission and personally. However, our directors and officers will not receive any special compensation for such services.

Stockholder Proposals for the 2015 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the company’s proxy materials for the 2015 annual meeting of stockholders, a stockholder proposal must be received in writing by the company at 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654 by November 25, 2014 and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 15, 2015 and no later than February 14, 2015 (assuming the meeting is held not more than 30 days before or more than 60 days after May 15, 2015). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws.

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/financials.cfm, and the website of the SEC at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy materials, including the Notice Regarding Availability of Proxy Materials, to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Notice Regarding Availability and, if applicable, a single set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one Notice Regarding Availability of Proxy Materials, and if applicable, a single set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual

OTHER MATTERS

report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 222 Merchandise Mart Plaza, 23rd Floor, Chicago, Illinois 60654, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice Regarding Availability of Proxy Material or annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.

By order of the Board of Directors,

Matthew J. Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 25, 2014

POTBELLY CORPORATION 222 MERCHANDISE MART PLAZA 23RD FLOOR CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Peter Bassi 02 Marla Gottschalk 03 Aylwin Lewis

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2014					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

POTBELLY CORPORATION

Annual Meeting of Stockholders

May 15, 2014 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Aylwin Lewis and Matt Revord, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of POTBELLY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM, CDT on 5/15/2014, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side